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                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 18, 1996 (except for Note W as to which the date is July 11, 1996) accompanying the consolidated financial statements of Java Centrale, Inc. and Subsidiary included in the Annual Report on Form 10-K for the year ended March 31, 1996, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

GRANT THORNTON LLP
Sacramento, California
August 27, 1996